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                                                                     Exhibit A5D

Rider--Accidental Death Benefit Agreement


The Penn Mutual Life Insurance Company agrees, subject to the provisions of this supplemental agreement, to provide the Accidental Death Benefit.

This supplemental agreement is a part of the policy to which it is attached. It is subject to all of the provisions of the policy unless stated otherwise in this agreement.

Accidental Death Benefit--The Accidental Death Benefit will be payable upon receipt by Penn Mutual of due proof that:

(a)  the Insured has died while this agreement was in force;
(b) the death is the result, directly and independently of all other causes, of an accidental bodily injury which is evidenced by a visible contusion or a wound on the exterior of the body, except in the case of drowning or in the case of an internal injury which is revealed by an autopsy;
(c) The accidental bodily injury was sustained prior to the anniversary of this policy which is nearest to the Insured's 70th birthday; and
(d) if this agreement was issued prior to the Insured's age five, the accidental bodily injury was sustained on or after the anniversary of this policy which is nearest to the Insured's fifth birthday.

The amount of the Accidental Death Benefit is shown on Page 3. This amount will be doubled if due proof is furnished that the injury which resulted in the death of the Insured was sustained while the Insured was a passenger in or upon a public conveyance which was being operated by a common carrier to transport passengers for hire.

Penn Mutual will have the right and the opportunity to examine the body. Unless prohibited by law, Penn Mutual may have an autopsy performed at its own expense.

The amount of the Accidental Death Benefit will be included in the Death Benefit of this policy and will be paid as part of that Death Benefit.

Risks Not Assumed--The Accidental Death Benefit will not be payable if the death of the Insured is the result, directly or indirectly, of:

(a)  an illness or disease of any kind;
(b)  physical or mental infirmity;
(c) the voluntary taking of a drug, a medicine or a sedative, except that which is prescribed by a physician as a medication;
(d)  the voluntary taking of a poison;
(e) the voluntary inhaling of a gas of any kind, including carbon monoxide, except the inhaling of a gas by the Insured while acting within the scope of the Insured's employment;
(f)  suicide of the Insured;
(g)  the commission by the Insured of an assault or a felony;
(h) travel or flight in or descent from an aircraft of any kind (i) while the Insured is a pilot, officer or member of the crew of the aircraft, (ii) while the Insured is giving or receiving training or instruction aboard the aircraft, or (iii) while the Insured has duty aboard the aircraft or has duty which requires descent from the aircraft; or
(i) war or an act of war, where the term war includes declared war and armed aggression by one or more countries which is resisted on the orders of another country, group of countries or international organization.

Cost of Insurance--The Cost of Insurance for the Accidental Death Benefit is determined on a monthly basis. It is determined separately for each increase in the amount of Accidental Death Benefit. The Cost of Insurance for a policy month is calculated as (a) multiplied by (b), where:

(a)  is the Cost of Insurance Rate for this benefit; and
(b)  is the amount of Accidental Death Benefit.

The Cost of Insurance Rate for this benefit is based on the attained age, sex and rate class of the Insured. Cost of Insurance Rates will be determined by Penn Mutual based on expectations as to future experience. However, these rates will not exceed those shown in the Additional Policy Specifications.

Incontestability--This agreement will be incontestable after it has been in force during the life of the Insured for two years from its date of issue.




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Accidental Death Benefit Agreement (continued)


Termination--This agreement will terminate upon:

(a) the anniversary of this policy which is nearest to the Insured's 70th birthday;
(b)  lapse of this policy;
(c)  the date of the death of the Insured;
(d)  surrender of this policy;
(e)  expiry of this policy; or
(f) the Monthly Anniversary that coincides with or next follows (i) the receipt at the Home Office of a written request by the Owner to terminate this agreement, and (ii) the return of this policy for appropriate endorsement.

Date of Issue--The date of issue of this agreement is the same as the Date of Issue of this policy unless another date of issue is shown below.


/s/ Robert E. Chappell
    -------------------
    Robert E. Chappell
    Chairman and
    Chief Executive Officer